EX-35.7
(logo) WELLS FARGO

Commercial Mortgage-Servicing

MAC A0357-030
P.O. Box 4036
1320 Willow Pass Rd., Suite 300
Concord, CA 94520
800 986-9711


ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE


Re: ML-CFC Commercial Mortgage Trust 2007-5, Commercial Mortgage
Pass-Through Certificates, Series 2007-5.

In accordance with Section 3.13 of the Pooling and Servicing Agreement, (the "Agreement") dated March 1, 2007 executed by and between Merrill Lynch Mortgage Investors, Inc. (as "Depositor"), Keycorp Real Estate Capital Markets, Inc.
(as "Master Servicer No. 1"), Wells Fargo Bank, National Association (as "Master Servicer No. 2"), CWCapital Asset Management, LLC (as "Special Servicer"), LaSalle Bank National Association, (as "Trustee and Custodian"), and Wells Fargo Bank, National Association (as "Certificate Administrator") as authorized officer Wells Fargo Bank, National Association, I certify that (I) a review of the activities of Master Servicer No. 2 during the preceding calendar year and of its performance under this Agreement has been made under my supervision and (ii) to the best of my knowledge, based on such review, Master Servicer No. 2 has fulfilled all its obligations under this Agreement in all material respects throughout such year.


Wells Fargo Bank, National Association
"Master Servicer No. 2"


/s/ Briggs A. Hawley
Briggs A. Hawley
Vice President
Wells Fargo Bank National Association
Commercial Mortgage Servicing


March 2008  757